Exhibit 6.6

CONVERTIBLE PROMISSORY NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT

$175,000.00	__________________

FOR VALUE RECEIVED, TRIPLEPULSE, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of 500 STARTUPS III, L.P. ("Holder"), the principal sum of One Hundred Seventy Five Thousand Dollars (US $175,000.00) (the "Principal Amount"), together with interest accruing on the unpaid portion of the Principal Amount from the date hereof until maturity at the rate of interest set forth in Section 2(a) on the terms and subject to the conditions of this Convertible Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

1.            Terms. This Note is being issued and delivered pursuant to Section 1(b) of that certain Convertible Note Purchase Agreement dated May 5, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Note Purchase Agreement") by and among the Company, the Holder and purchasers of other notes similar to this Note, if any. Unless otherwise set forth herein, all capitalized terms used herein without definition shall have the meanings given to such terms in the Note Purchase Agreement.

2.	Payments.

(a)            The unpaid portion of the Principal Amount shall bear simple interest at the rate of five percent (5%) per annum, payable on the Maturity Date (as defined in Section 2(b)). Upon and during the occurrence of an Event of Default, the outstanding principal on this Note shall bear interest at a default rate of interest of ten percent (10%) per annum (the "Default Rate") unless waived in writing by Holder. Interest shall never exceed the maximum lawful rate of interest applicable to this Note.

(b)            The unpaid portion of the Principal Amount, and all accrued and unpaid interest thereon, shall be due and payable upon the date of the first to occur of the following (each, the "Maturity Date"): (i) the Outside Maturity Date (as defined below), (ii) a Qualified Financing (as defined below), and (iii) a Change of Control Transaction (as defined below); provided, that upon a Change of Control Transaction, the Company shall redeem the Note at the election of Holder for an amount equal to (A) two hundred percent (200%) of the Outstanding Amount or (B) the consideration which Holder would have received in the Change of Control Transaction (to be paid in the same form of consideration (e.g., a mix of cash and stock) received by other equity holders in the Change of Control Transaction) had Holder converted the Outstanding Amount into shares of common stock of the Company at a conversion price per share determined by dividing a pre-money valuation of $4,000,000.00 by the number of outstanding shares of the common stock of the Company (the "Common Stock") on a fully- diluted and as-converted basis immediately prior to the closing of the Change of Control Transaction (not including shares issuable upon conversion of (x) the Notes or (y) convertible notes outstanding as of the date hereof (collectively, the "Excluded Shares")). As used herein:

TriplePulse Convertible Note

(i)	"Change of Control Transaction" shall have the same meaning as set forth in the Note Purchase Agreement.

(ii)	"Issuance Date" means the date of issuance of this Note.

(iii)	"Outside Maturity Date" means the date which is twenty-four (24) months from the date of the Note Purchase Agreement.

(iv)	"Qualified Financing" means the bona fide next sale of equity securities of the Company to investors with aggregate gross cash proceeds to the Company of at least $1,500,000.00 (excluding through the conversion of convertible notes).

(v)	"Purchase Price" shall have the same meaning as set forth in the Note Purchase Agreement.

(vi)	"Purchasers" shall have the same meaning as set forth in the Note Purchase Agreement.

(c)            Except as otherwise provided in Section 2(b), All payments due and payable from the Company to Holder under this Note shall be made in lawful currency of the United States of America at the Holder’s address listed following Holder’s signature block at the end of this Note or such other place as Holder shall designate in writing, and, at Holder’s option, shall be payable by check or wire transfer.

3.	Prepayment. This Note may not be prepaid without the consent of Holder.

4.	Events of Default.

(a)            An "Event of Default" under this Note shall mean the occurrence of any of the following:

(i)            Failure to Pay. The Company shall fail to pay (A) when due any principal or interest payment on the due date hereunder or (B) any other payment required under the terms of this Note on the date due;

(ii)            Involuntary Bankruptcy, Etc. (A) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under Title 11 of the United States Code entitled "Bankruptcy" (as now and hereinafter in effect, or any successor thereto, the "Bankruptcy Code") or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (B) an involuntary case shall be commenced against the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of the Company for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company, and, in the case of any event described in this clause (ii), such event shall have continued for ninety (90) days unless dismissed, bonded or discharged;

TriplePulse Convertible Note

(iii)            Voluntary Bankruptcy, Etc. An order for relief shall be entered with respect to the Company or the Company shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or the Company shall make an assignment for the benefit of creditors; or the Company shall admit in writing its inability to pay its debts as such debts become due; or the board of directors of the Company (the "Board of Directors") shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

(iv)            Dissolution, Etc. The Company engages in any liquidation, dissolution, or winding up of the Company, expressly excluding a Change of Control Transaction.

(b)            Upon the occurrence of an Event of Default, the entire unpaid portion of the Principal Amount, all accrued but unpaid interest and all other amounts due Holder hereunder shall become due and payable at the option of Holder upon notice to the Company of such acceleration. Further, in the case of any Event of Default under this Note by the Company which is continuing and has not been waived in writing by Holder, this Note will bear interest at the Default Rate.

(c)            The Company hereby agrees that it will, upon demand, pay to Holder the amount of any and all reasonable advances, charges, costs and expenses, including the fees and expenses of its counsel and of any experts or agents, that Holder may incur in connection with the failure by the Company to perform or observe any of the provisions of this Note.

5.            Conversion Rights. This Note is convertible into certain capital stock of the Company in accordance with the conversion rights specified in Schedule 1 attached hereto and incorporated herein by this reference.

6.            Replacement of Lost Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new debenture of like tenor dated as of the date from which unpaid interest has then accrued on the lost, stolen, destroyed or mutilated Note.

TriplePulse Convertible Note

7.	Miscellaneous.

7.1            Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

7.2            Entire Agreement. This Note, together with the Note Purchase Agreement and any other documents executed in connection herewith, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

7.3            Amendments. No term of this Note may be amended, waived, discharged or terminated except in accordance with Section 6(a) of the Note Purchase Agreement.

7.4            Notices, etc. All notices, requests, demands and other communications made under this Note shall be made in accordance with Section 6(b) of the Note Purchase Agreement.

7.5            Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Holder upon any breach or default of the Company under this Note shall impair any such right, power or remedy of Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Holder of any breach or default under this Note, or any waiver on the part of Holder of any provision or condition of this Note must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by law or otherwise afforded to Holder, shall be cumulative and not alternative.

7.6            Severability. In case any provision of this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.7            Titles. The titles of the Sections and subsections of this Note are for convenience or reference only and are not to be considered in construing this Note.

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TriplePulse Convertible Note

IN WITNESS WHEREOF, this Note is executed as of the date first above written.

COMPANY

TRIPLEPULSE, INC.,
a Delaware corporation

By:	/s/ Christopher Thompson
Name: Christopher Thompson
Title: CEO

ACCEPTED AND AGREED TO:

500 STARTUPS III, L.P.,

for itself and as nominee for

certain other individuals and entities

By: 500 STARTUPS III, L.L.C.,

its general partner

By:	/s/ Christine Tsai Jul 2, 2015
Name: Christine Tsai
Title: Managing Member

Address: 444 Castro Street, #1200

Mountain View, CA 94041

SCHEDULE 1

CONVERSION RIGHTS

1.	Conversion.

a.            Automatic Conversion Upon a Qualified Financing. If the Note is not repaid in full prior to the closing date of a Qualified Financing (the "QF Closing Date"), then effective automatically upon the QF Closing Date, the entire unpaid portion of the Principal Amount and all accrued and unpaid interest due Holder hereunder (the "Outstanding Amount") as of the QF Closing Date shall be converted into that number of shares of the stock issued in the Qualified Financing (the "Qualified Financing Stock") and shares of common stock of the Company (the "Common Stock") determined by dividing the Outstanding Amount by a conversion price equal to the lesser of (i) the price per share of the Qualified Financing Stock sold by the Company in the Qualified Financing, discounted by 20%, and (ii) the price determined by dividing a pre-money valuation of $4,000,000.00 by the number of outstanding shares of the Common Stock on a fully-diluted and as-converted basis immediately prior to the closing of the Qualified Financing (not including the Excluded Shares). Of those shares, the number of Qualified Financing Stock will equal (x) the Outstanding Amount, divided by (y) the price per share paid by the other investors purchasing the Qualified Financing Stock in the Qualified Financing. Any remaining shares will be Common Stock.

The Qualified Financing Stock delivered to Holder pursuant to such conversion shall have the same rights, preferences, privileges as the Qualified Financing Stock delivered to other investors in the Qualified Financing, and Holder shall enjoy the same contractual rights as other investors in the Qualified Financing.

2.            Optional Conversion Prior to and at the Outside Maturity Date. Holder shall have the right to convert the Note into share of Common Stock at a price per share obtained by dividing a pre-money valuation of $4,000,000.00 by the number of outstanding shares of Common Stock on a fully-diluted and as-converted basis as of the conversion date (not including the Excluded Shares). If the Note remains outstanding as of the Outside Maturity Date, and no Qualified Financing or Change of Control Transaction has occurred, then the Holder may elect, by written notice delivered to the Company at least two (2) business days prior to the Outside Maturity Date, to convert the Outstanding Amount into that number of shares of Common Stock determined by dividing the Outstanding Amount by the Maturity Conversion Price. The "Maturity Conversion Price" means the price per share obtained by dividing a pre-money valuation of $4,000,000.00 by the number of outstanding shares of Common Stock on a fully- diluted and as-converted basis as of the Outside Maturity Date (not including the Excluded Shares). The Common Stock delivered to Holder pursuant to such conversion shall have the same rights, preferences, privileges as the Common Stock held by other holders of Common Stock.

3.            No Other Conversion. Except as set forth in Sections 1 and 2 of this Schedule 1, the Note shall not otherwise be convertible into the Qualified Financing Stock, Common Stock or any other capital stock of the Company.

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4.            No Fractional Shares. The Company shall not be required to issue fractional shares of the Qualified Financing Stock or Common Stock upon the conversion of the Note. If any fraction of a share of the Qualified Financing Stock or Common Stock would, except for the provisions of this paragraph, be issuable on the conversion of the Note (or specified portion thereof), the Company shall pay an amount in cash calculated by it to be equal to the then fair market value per share of the Qualified Financing Stock or the Common Stock, as reasonably determined by the Board of Directors, multiplied by such fraction computed to the nearest whole cent.

5.            Adjustments Upon Capitalization and Corporate Changes. If at any time prior to the Maturity Date, any of the outstanding shares of the capital stock of the Company are changed into, or exchanged for, a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization or reclassification, or if the number of such outstanding shares is changed through a stock split, stock dividend, stock consolidation or similar capital adjustment, or if the Company makes a distribution in partial liquidation or any other comparable extraordinary distribution with respect to any of its shares of capital stock, an appropriate adjustment shall be made by the Board of Directors, if necessary, in the number, kind or conversion price of shares into which the Note is convertible.

6.	Miscellaneous.

a.            No Voting Rights. Except as expressly set forth in the Note, nothing contained in the Note shall be construed as conferring upon the Holder, prior to conversion of this Note into shares of capital stock of the Company, (i) the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matter, (ii) the right to receive dividends, or (iii) any other rights as a stockholder of the Company.

b.            Descriptive Headings. The descriptive headings of the several paragraphs of Schedule 1 are for convenience of reference only and do not constitute a part of Schedule 1 and are not to be considered in construing or interpreting the Note.

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